Exhibit 99.1

FOR IMMEDIATE RELEASE
October 26, 2005      6:00 a.m. MT

Contact: Kevin P. Clark CEO 406-727-6106

UNITED FINANCIAL CORP. ANNOUNCES RECORD EARNINGS FOR SEPTEMBER 30, 2005,
DECLARES QUARTERLY DIVIDEND AND ANNOUNCES FIVE FOR FOUR STOCK SPLIT

HIGHLIGHTS:   Total assets of $381 million; 2005 Q3 Net interest income up 6.2% over 2004 Q3; 2005 Q3 EPS of $.48 vs. 2004 Q3 EPS $.42.

Great Falls, Montana October 26, 2005 — United Financial Corp. (“United”) (NASDAQ-UBMT) today reported record net income from continuing operations for the quarter ended September 30, 2005 of $1,177,006, or basic earnings per share of $.48 and $.47 per share on a fully diluted basis. This compares to September 30, 2004 earnings of $1,014,016, or basic earnings per share of $.42 and $.40 on a fully diluted basis. Net income for the nine-month period ended September 30, 2005 was $3,050,211, or basic and diluted earnings per share of $1.25 and $1.21, respectively, compared to $2,933,974, or basic earnings per share of $1.21 and $1.17 on a fully diluted basis in the same period a year ago.

United’s assets at September 30, 2005 were $381 million, an increase of 11.6% from a year ago. Net loans were $300 million at September 30, 2005 compared to $262 million at September 30, 2004, an increase of 14.5%. Net interest income rose to $3.6 million in the quarter ended September 30, 2005 compared to $3.4 million for the same quarter a year ago, an increase of 6.2%. United’s shareholders’ equity was $31.7 million at September 30, 2005, and book value per share was $12.91. Outstanding shares at September 30, 2005 were 2,451,887, compared to 2,436,475 at September 30, 2004.

CEO, Kevin Clark, said, “This represents our best operating earnings quarter ever for United. Our net interest income was up $.2 million over the same three month period last year and our return on equity was 15%. Residential real estate loan activity also remains brisk. As compared to the same three month period last year, residential real estate originations in dollars were up 16.3% for the three months ended September 30, 2005.”

United’s net interest margin was 4.14% for the first nine months of 2005 compared to 4.22% for the first nine months of 2004. United had no non-accrual loans at September 30, 2005. Non-performing loans totaled approximately $5,000 at September 30, 2005 and $.6 million at September 30, 2004. As a percent of total loans, past due ninety days and non-accrual loans totaled .54% for United’s peer bank holding companies at June 30, 2005, the most recent peer information available.

United declared a regular quarterly dividend of $.28 per share to shareholders of record on November 17, 2005, payable December 1, 2005. This represents a yield of 4.5% annualized on a stock price of $24.80 per share. At its October 25, 2005 meeting, the Board of Directors declared a 5 for 4 stock split to shareholders of record on December 14, 2005, payable December 28, 2005. Prior to the stock split, United has 2,451,887 shares outstanding. Fractional shares will be paid in cash.

Forward-Looking Statements
When used in this press release, the words or phrases ‘will likely result in’, ‘are expected to’, ‘will continue’, ‘is anticipated’, ‘estimate’, ‘could’, or ‘project’ or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from historical earnings and those presently anticipated or projected including general economic conditions, business conditions in the banking industry, the regulatory environment, new legislation, vendor quality and efficiency, employee retention factors, rapidly changing technology and evolving banking industry standards, competitive standards, competitive factors including increased competition among financial institutions and fluctuating interest rate environments. Readers are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date made. Readers should also carefully review the risk factors described in documents the company files from time to time with the Securities and Exchange Commission.

United Financial Corp. is a bank holding company based in Great Falls, Montana, and is the parent of Heritage Bank, a full service community bank with fifteen locations in Montana.

United Financial Corp.
Financial Highlights (Unaudited)
(Dollars in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004

Income statement amounts
Net interest income	$3,600	$3,392	$10,375	$9,662
Provision for losses on loans	100	—	150	70
Noninterest income
Investment securities gains	1	—	1	213
Gain on the sale of loans	1,015	831	2,309	2,113
Other	406	332	1,038	997
Noninterest expense	3,026	2,927	8,663	8,208
Earnings before income taxes	1,896	1,628	4,910	4,707
Income taxes	719	614	1,860	1,773
Net earnings	1,177	1,014	3,050	2,934

Per common share data
Net earnings
- basic	$0.48	$0.42	1.25	1.21
- diluted	0.47	0.40	1.21	1.17

Cash dividends	0.28	0.27	0.84	1.81

Book value			12.91	12.47

Balances at end of period
Loans receivable and held for sale, gross			$314,271	$270,452
Allowance for losses on loans			3,682	3,733
Nonperforming assets
Nonperforming loans			5	588
Foreclosed properties			88	654

Available - for - sale investment securities			32,407	35,497
Total assets			380,937	341,590
Goodwill			1,422	1,422
Total deposits			302,831	249,249
Total stockholders’ equity			31,659	30,375

Other supplemental information
Net earnings
Return on average assets			1.12%	1.20%
Return on average common equity			13.21%	12.64%
Allowance for loan losses to loans			1.17%	1.38%
Common shares outstanding (end of period, in thousands)			2,452	2,436

Net interest margin			4.14%	4.22%

Shareholders’ equity to total assets			8.31%	8.89%

Dividend payout ratio			67.20%	149.59%